Exhibit 15.5

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
FINANCIAL STATEMENTS

Three month period ended March 31, 2013 and 2012
(Expressed in Canadian Dollars)

Unaudited – Prepared by Management

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection, 4.3 (3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Pacific Therapeutics Ltd. (“the Company”) have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these interim financial statements in accordance with the standards established by the Canadian Institute of Chartered Accountants for a review on interim financial statements by an entity’s auditor.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Financial Position
(Expressed in Canadian Dollars)

AS AT:	31-Mar-13	31-Dec-12
	$	$
ASSETS
CURRENT
Cash and cash equivalents	7,220	9,854
Harmonized sales tax recoverable	57	809
Prepaid expenses	57,664	97,444
	64,941	108,107
NON-CURRENT ASSETS
PROPERTY AND EQUIPMENT (Note 3)	4,009	4,864
INTANGIBLE ASSETS (Note 4)	52,125	93,562
	121,075	206,533

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	374,577	341,872
Convertible note (Note 6)	21,161	16,739
Derivative liability (Note 6)	49,839	30,889
Shareholder demand loan (Note 5)	23,553	45,553
Due to shareholders (Note 5)	202,470	202,470
	671,600	637,523
SHAREHOLDERS' DEFICIENCY
Share capital (Note 7)	2,078,686	1,995,716
Subscriptions received (Note 7)	-	30,000
Contributed surplus	208,242	206,212
Deficit accumulated during the development stage	(2,837,453)	(2,662,918)
	(550,525)	(430,990)
	121,075	206,533

Nature and Continuance of Operations (Note 1) and Commitments (Note 10)

Subsequent Events (Note 11)

On behalf of the Board:

“Douglas H. Unwin”	Director	“Doug Wallis”	Director
Douglas H. Unwin		Doug Wallis

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Comprehensive Loss
(Expressed in Canadian Dollars)

FOR THE THREE MONTHS ENDING MARCH 31	2013	2012

Expenses
Advertising and promotion	$20,101	$943
Amortization of property and equipment	855	453
Amortization of intangible assets	957	957
Bank charges and interest	4,602	130
Computer	-	1,130
Insurance	4,180	3,961
Investor relations	22,500	4,750
Office and miscellaneous	1,943	430
Professional fees	15,753	8,850
Rent and occupancy costs	3,601	4,847
Research and development	-	3,933
Telephone and utilities	497	1,137
Transfer agent	1,450	55
Travel	736	-
Wages and benefits	35,000	37,161
	$112,175	$68,737

Interest expense
ISA interest incurred	-	3,001
ISA-accretion of deemed discount	-	69,520
Shareholder loan accretion of deemed discount (Note 5)	-	5,909
Interest expense on convertible note (Note 6)	900	(30)
	$900	$78,400
Other Expenses (Income)
Loss on derivative liability (Note 6)	$18,950	$-
Write-off of license (Note 4)	42,510	-

Net Loss and Comprehensive Loss	$(174,535)	$(147,137)

Loss per share Basic and Diluted	$(0.01)	$(0.01)
Weighted average number of common shares outstanding	23,526,825	18,172,472

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars)

	Number of common shares	Share capital	Share Subscriptions received	Contributed surplus	Deficit	Total
		$	$	$	$	$
Balance at December 31, 2011	20,989,157	1,765,754	-	162,052	(2,094,115)	(166,309)
Share subscriptions received	66,666	10,000	-	-	-	10,000
Stock based compensation	-	-	-	11,564	-	11,564
Loss for the period	-	-	-	-	(147,137)	(147,137)
Balance at March 31, 2012	21,055,823	1,775,754	-	173,616	(2,241.252)	(291,882)
Common shares issued for cash	789,336	118,401	-	-	-	118,401
Share issue costs	-	(8,500)				(8,500)
Loss for the period	-	-	-	-	(89.056)	(89,056)
Balance at June 30, 2012	21,845,159	1,885,655	-	173,616	(2,330,308)	(271,037)
Common shares issued for cash @ $0.15	741,666	111,250	-	-	-	111,250
Share issue costs	-	(825)	-	-	-	(825)
Stock based compensation	-	-	-	25,634	-	25,634
Loss for the period	-	-	-	-	(163,355)	(163,355)
Balance at September 30, 2012	22,586,825	1,996,080	-	199,250	(2,493,663)	(298,333)
Subscriptions received for 600,000 shares @ $0.05	-	-	30,000	-	-	30,000
Transfer from contributed surplus on expiry of options	-	-	-	(36,665)	36,665	-
Share issue costs	-	(364)	-	-	-	(364)
Warrant reserve	-	-	-	5,799	-	5,799
Stock based compensation	-	-	-	37,828	-	37,828
Loss for the period	-	-	-	-	(205,920)	(205,920)
Balance at December 31, 2012	22,586,825	1,995,716	30,000	206,212	(2,662,918)	(430,990)

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Changes in Shareholders’ Equity
(Expressed in Canadian Dollars)

	Number of common shares	Share capital	Share Subscriptions received	Contributed surplus	Deficit	Total
		$	$	$	$	$
Balance at December 31, 2012	22,586,825	1,995,716	30,000	206,212	(2,662,918)	(430,990)
Common shares issued for cash @ $0.05	1,800,000	90,000	(30,000)	-	-	60,000
Share issue costs	-	(7,030)	-	2.030	-	(5,000)
Loss for the period	-	-	-	-	(174,535)	(174,535)
Balance at March 31, 2013	24,386,825	2,078,686	-	208,242	(2,837,453)	(550,525)

The accompanying notes are an integral part of these financial statements.

PACIFIC THERAPEUTICS LTD.
(A Development Stage Company)
Statements of Cash Flow
(Expressed in Canadian Dollars)

For three months ending March 31,	2013	2012
	$	$
Cash flows used in operating activities
Net loss and Comprehensive loss	(174,535)	(147,137)
Adjustments for items not affecting cash
Amortization of property and equipment	855	453
Amortization of intangible assets	957	957
Amortization of deemed discounts on ISAs, Class B series I preferred shares, shareholder loans, and convertible note	-	75,429
Stock based compensation	-	11,564
Loss on derivative liability	18,950	-
Changes in non-cash working capital balances
Harmonized sales tax recoverable	752	12,426
Prepaid expenses	39,780	(10,037)
Write-off of license	42,510	-
Accounts payable and accrued liabilities	32,705	23,472
	(38,026)	(32,873)
Cash flows used in investing activities
Additions to intangible assets	(2,030)	-
	(2,030)	-
Cash flows from financing activities
Issue of common shares for cash	82,970	10,000
Subscriptions received	(30,000)	-
Issuance of finders’ warrants	2,030	-
Promissory note	4,422	-
Shareholder demand loan	(22,000)	-
Due to shareholders	-	24,000
	37,422	34,000

Change in cash and cash equivalents	(2,634)	1,127
Cash and cash equivalents, beginning of period	9,854	6,094
Cash and cash equivalents, end of period	7,220	7,221

The accompanying notes are an integral part of these financial statements.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

1. NATURE AND CONTINUANCE OF OPERATIONS

Pacific Therapeutics Ltd. ("the Company" or "PTL") was incorporated under the laws of the Province of British Columbia, Canada on September 12, 2005. The Company is a development stage company focused on developing proprietary drugs to treat certain types of lung disease including fibrosis. On October 14, 2011, the Company became a reporting company in British Columbia and was approved by the Canadian National Stock exchange (“CNSX”) and opened for trading on November 16, 2011.

PTL has financed its cash requirements primarily from share issuances and payments from research collaborators. The Company's ability to realize the carrying value of its assets is dependent on successfully bringing its technologies to market and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to raise additional funds for the continuing development of its technologies.

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations and the realization of assets and settlement of liabilities in the ordinary course of business. The Company is subject to risks and uncertainties common to drug discovery companies, including technological change, potential infringement on intellectual property of and by third parties, new product development, regulatory approval and market acceptance of its products, activities of competitors and its limited operating history.  All of these factors create uncertainty in the Company's ability to successfully bring its technologies to market, to achieve future profitable operations and to realize the carrying value of its assets. Given these uncertainties, there is significant doubt as to the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. BASIS OF PRESENTATION

The unaudited condensed consolidated interim financial statements were authorized for issue on May 23, 2013 by the directors of the Company.

Statement of Compliance and conversion to International Financial Reporting Standards

These unaudited condensed consolidated interim financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standard 34 “Interim Financial Reporting” (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee.

These unaudited condensed consolidated interim financial statements do not include all of the information required of a full annual financial report and should be read in conjunction with the annual financial statements of the Company for the year ended December 31, 2012.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

3. PROPERTY AND EQUIPMENT

Cost
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
December 31, 2011	$5,876	$8,093	$8,330	-	$22,299
Additions	-	-	-	6,200	6,200
Disposals	-	(8,093)	(8,330)	-	(16,423)
December 31, 2012	$5,876	$-	$-	$6,200	$12,076
Additions	-	-	-	-	-
Disposals	-	-	-	-	-
March 31, 2013	$5,876	$-	$-	$6,200	$12,076

Amortization
Balance at:	Computer Equipment	Furniture and Fixtures	Leasehold Improvements	Lab Equipment	Total
December 31, 2011	$5,487	$5,110	$5,344	-	$15,941
Disposals	-	(5,657)	(5,891)		(11,548)
Amortization for the year	175	547	547	1,550	2,819
December 31, 2012	$5,662	$-	$-	$1,550	$7,212
Disposals	-	-	-		-
Amortization for the period	80	-	-	775	855
March 31, 2013	$5,742	$-	$-	$2,325	$8,067

Carrying amounts
At December 31, 2011	$389	$2,983	$2,986	-	$6,358
At December 31, 2012	$214	$-	$-	$4,650	$4,864
At March 31, 2013	$134	$-	$-	$3,875	$4,009

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

4. INTANGIBLE ASSETS

Cost
	Technology Licenses (i)	Patents (ii)	Total
Balance at December 31, 2011	$42,510	$57,440	$99,950
Additions	-	6,875	6,875
Disposals	-	-	-
Balance at December 31, 2012	$42,510	$64,315	$106,825
Additions	$-	$2,030	$2,030
Disposals	$-	$-	$-
Written-off	$42,510	$-	$42,510
Balance at March 31, 2013	$-	$66,345	$66,345

Amortization
	Technology Licenses (i)	Patents (ii)	Total
Balance at December 31, 2011	$-	$9,319	$9,319
Amortization for the year	-	3,944	3,944
Balance at December 31, 2012	$-	$13,263	$13,263
Amortization for the period	-	957	957
Balance at March 31, 2013	$-	$14,220	$14,220

Carrying amounts
At December 31, 2011	$42,510	$48,121	$90,631
At December 31, 2012	$42,510	$51,052	$93,562
At March 31, 2013	$-	$52,125	$52,125

(i)
On January 9, 2013 the technology license agreement with Dalhousie University was terminated due to breach of contract for non-payment of maintenance amounts due and the asset value was written-off. No penalties were due or paid as a result of the termination or breach of the contract.

(ii)
The Company is currently pursuing a patent application for the compositions and methods of treating fibro proliferative disorders. Costs of this application incurred to date are $66,345 (2012 - $64,315). The application is still pending as at March 31, 2013, however due to a finite life of the patent which begins from the date of application; the Company is amortizing these costs over the expected life of the patent.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

5. DUE TO SHAREHOLDERS

(a) Shareholder demand loan

Shareholders of the Company are owed $23,553 as at March 31, 2013 (December 31, 2012 - $45,553) consisting of short term amounts loaned to the company that are unsecured, non-interest bearing, and payable on demand.

(b) Due to shareholders

Due to shareholder balances are unsecured and non-interest bearing, with a due date of January 1, 2013. The balance as at March 31, 2013 was $202,470 (December 31, 2012 - $202,470).  This loan is in default and due on demand.

6. CONVERTIBLE NOTES

On September 24, 2012 the Company issued a convertible note (“the Note”) with a face value of $30,000 plus 200,000 two year $0.22 warrants (Bonus Warrants) for $30,000 in cash. The Note has a term of one year and is repayable by the Issuer at any time. The holder of the Note may convert the whole note or any portion into units at any time. Each unit will consist of 1 common share (the Share Option) and 1 warrant (the warrant option), with each warrant option exercisable to acquire an additional common share for a period of 2 years from the date the warrant was issued. Subject to regulatory approval the conversion price per unit will be at a 25% discount to the ten day weighted average price of the issuer’s shares at the date of conversion. Subject to regulatory approval the exercise price per warrant option will be at a 25% premium to the ten day weighted average price of the issuer’s shares at the date of conversion. Each bonus warrant is exercisable to acquire an additional common share for a period of two years from the closing date at a price of $0.22. The Note accrues interest at the rate of 1% per month, payable in quarterly installments.

The estimated fair value of the share options was calculated on the grant date as $18,232.

Upon initial recognition, the Company bifurcated the $30,000 proceeds between the component parts of the convertible note using the relative fair value method with $12,317 allocated to convertible loan, $12,248 to share and warrant option (derivative liability) and $5,435 to warrant reserve.

At March 31, 2013, the assumptions used in the Black-Scholes pricing model to determine the fair value of the share options at this date are as follows:

Share Options
Expected life in years	0.53
Expected volatility	239.00%
Expected dividend yield	0.00%
Risk free interest rate	1.29%
Expected forfeiture rate	0.00%

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

6. CONVERTIBLE NOTES - continued

At March 31, 2013, the assumptions used in the Geske pricing model to determine the fair value of the warrant options at this date are as follows:

Warrant Options
Strike price of compound option	$.001
Strike price of underlying option	$0.063
Expected volatility	239.00%
Dividend yield	0.00%
Risk free interest rate	1.29%

The discount on the component parts of the convertible note are accredited as interest expense over the one year term of the note. As at March 31, 2013 the derivative liability was re-measured to fair value. This resulted in a loss on derivative liability being recognized on the face of the financial statements of $18,950 (December 31, 2012 - $18,641).

	31-Mar-13	31-Dec-12
Fair value	$30,000	$30,000
Unamortized debt discounts
Bonus warrants	(2,717)	(4,076)
Share conversion	(2,381)	(3,582)
Option conversion	(3,741)	(5,613)
	$21,161	$16,729

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

7. SHARE CAPITAL

Authorized
Unlimited 1,500,000 1,000,000	Class A common shares without par value Class B Series I preferred shares without par value Class B Series II preferred shares without par value

Issued
24,386,825 NIL NIL	Class A common shares without par value Class B Series I preferred shares without par value Class B Series II preferred shares without par value

Class A Common Shares

On January 31, 2012 66,666 common share warrants with an exercise price of $0.15 were exercised by an officer of the company for 66,666 common shares and proceeds of $10,000.

On June 20, 2012, the Company completed a private placement of 732,670 units at $0.15 per unit for gross proceeds of $109,901. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until June 20, 2014.

On June 20, 2012, certain finders were issued 56,666 units with the same terms as in the foregoing, which were valued at $8,500.

On September 21, 2012, the Company completed a private placement of 741,666 units at $0.15 per unit for gross proceeds of $111,250. Each unit is comprised of one common share and one warrant to purchase one common share at $0.22 per share exercisable until September 21, 2014.

On February 7, 2013 the Company completed a private placement of 1,800,000 units at $0.05 per unit for gross proceeds of $90,000, with $30,000 relating to the share subscription received before the 2012 yearend.  Each unit is comprised of one common share and one-half a purchase warrant, each warrant being exercisable for one common share at an exercise price of $0.22 until February 7, 2015.

SHARE SUBSCRIPTIONS RECEIVED

In December 2012 the Company received $30,000 for a share subscription for 600,000 units as part of a private placement of 1,800,000 units that was completed on February 7, 2013. The Company paid issue costs of $5,000 and issued 40,000 warrants to acquire common shares at $0.22 until February 7, 2015 valued at $2,030.

Stock options and share based compensation:

At March 31, 2013, the Company had 1,675,000 (December 31, 2012 - 1,675,000) stock options outstanding, of which 1,675,000 (2012 - 1,650,000) are exercisable, at a weighted average exercise price of $0.18 (2012 - $0.18) per common share, and expiring at various dates from October 31, 2014 to December 21, 2017.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

7. SHARE CAPITAL - continued

As at March 31, 2013 and December 31, 2012, the following stock options were outstanding:

Expiry Date	Exercise Price $	31-Mar-13	31-Dec-12
31-Oct-14	0.27	150,000	150,000
4-Nov-14	0.27	150,000	150,000
5-Mar-15	0.27	375,000	375,000
1-Jun-15	0.27	75,000	75,000
3-Jul-17	0.10	475,000	475,000
21-Dec-17	0.10	450,000	450,000
Balance	$0.18	1,675,000	1,675,000

The options outstanding and exercisable at March 31, 2013, have a weighted average remaining contractual life of 3.3 years (2012 – 3.5 years). Stock option activity was as follows:

	2013 - 3 months		2012 - 12 months
	Options Outstanding	Exercise Price $	Options Outstanding	Exercise Price $
Balance at January 1	1,675,000	$0.18	1,650,000	$0.26
Exercised	-	-	-	-
Expired/Cancelled	-	-	(1,000,000)	0.24
Issued	-	-	1,025,000	0.10
Balance at period end	1,675,000	$0.18	1,675,000	$0.18

The fair value of share based awards is determined using the Black-Scholes option pricing model. The model utilizes certain subjective assumptions including the expected life of the option and expected future stock price volatility. Changes in these assumptions can materially affect the estimated fair value of the Company’s stock options.

There were no stock options granted in the quarter ended March 31, 2013.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

7. SHARE CAPITAL - continued

Warrants

As at March 31, 2013, the following share purchase warrants were issued and outstanding:

Expiry Date	Exercise Price $	31-Mar-13	31-Dec-12
1-Feb-13	$0.15	-	2,473,334
28-Feb-13	$0.25	-	60,000
1-Feb-14	$0.15	2,473,334	-
28-Feb-14	$0.25	60,000	-
16-May-13	$0.15	-	600,000
16-May-14	$0.15	600,000	-
15-Nov-13	$0.15	602,223	602,223
20-Jun-14	$0.22	732,670	732,670
20-Jun-14	$0.22	56,666	56,666
21-Sep-14	$0.22	747,166	747,166
24-Sep-14	$0.22	200,000	-
12-Feb-15	$0.22	1,000,000	-
		6,472,059	5,272,059

The warrants outstanding and exercisable at March 31, 2013, have a weighted average remaining contractual life of 1.1 years (2012 – 0.6 years). Warrant activity was as follows:

	March 31, 2013		December 31, 2012
	Outstanding	Weighted Average Exercise Price ($)	Outstanding	Weighted Average Exercise Price ($)
Balance, January 1, 2013	5,272,059	0.18	3,830,423	0.16
Expired	-	0.15	(28,200)	0.10
Exercised	-	0.15	(66,666)	0.15
Modified	(3,133,334)	0.15	-	-
Modified	3,133,334	0.15	-	-
Issued	1,200,000	0.22	1,536,502	0.22
Balance, March 31, 2013	6,472,059	0.19	5,272,059	0.18

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

8. RELATED PARTY TRANSACTIONS AND BALANCES

All transactions with related parties are in the normal course of operations. Amounts due to or from related parties are in the normal course of operations.

Details of the transactions between the Company and its related parties are disclosed below:

(a) Related Party Transactions

	Three months ended 31-Mar-2013	Three months ended 31-Mar-2012
Accounting fees paid to a shareholder of the Company	$7,500	$4,500
Legal fees incurred from a consultant and director of the Company	$-	$3,200

(b) Related Party Balances

	31-Mar-2013	31-Dec-2012
Amounts in accounts payable and accrued liabilities owing to a consultant and director of the Company for legal services	$18,575	$18,575
Amount in accounts payable and accrued liabilities owing to a shareholder and director of the Company for unpaid salary and expenses	$141,166	$100,798
Amounts in accounts payable and accrued liabilities owing to a shareholder of the Company for accounting services	$31,917	$22,917

Balances are due on demand with no fixed term, security or interest.

(c) Key Management and Personnel Compensation:

	Three months ended 31-Mar-2013	Three months ended 31-Mar-2012
Wages, salaries, and consulting fees	$35,000	$25,597
Share-based payments	-	11,564

Total key management personnel compensation	$35,000	$37,161

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

9. FINANCIAL INSTRUMENTS AND RISK

As at March 31, 2013, the Company’s financial instruments consist of cash and cash equivalents, accounts payable and accrued liabilities, shareholder demand loan, a convertible note and a derivative liability. The convertible note has been bifurcated and presented in the financial statements using its component parts.

The fair value of cash and cash equivalents, accounts payable and accrued liabilities and shareholder demand loans approximate their carrying values because of the short term nature of these instruments. These are classified as level 1 in the fair value hierarchy.

The derivative liability is measured at fair value at the end of each reporting period. Because revaluation at fair value includes the use of valuation techniques, the derivative liability is classified as level 3 in the fair value hierarchy.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and cash equivalents. To minimize the credit risk the Company places these instruments with a high credit quality financial institution.

Liquidity Risk

The Company ensures its holding of cash and cash equivalents is sufficient to meet its short-term general and administrative expenditures.  All of the Company’s financial liabilities are subject to normal trade terms.  The Company does not have investments in any asset-backed deposits. The Company’s liabilities as at March 31, 2013, are due as follows:

Liabilities Outstanding
On demand	$264,899
0 – 30 days	30,831
31-90 days	9,898
91-365 days	227,198
Over 365 days	138,774
Total	$671,600

Foreign Exchange Risk

The Company is not exposed to foreign exchange risk on its financial instruments.

Interest Rate Risk

At March 31, 2013 the Company is not exposed to significant interest rate risk as its interest bearing debt is at fixed rates.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

10. COMMITMENTS

In February 2011, the Company entered into a Developmental and Commercialization Agreement (the "Agreement") with IntelGenx Corp. Under the Agreement, the Company has acquired from IntelGenx the intellectual property solely relating to PTL-202 and US Patent Application 2007/0190144 and all corresponding know-how, patents, patent applications, continuation applications, continuation-in-part applications, divisional applications, provisional applications, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications to any of the foregoing, and all patents that may be granted or that may have been granted on any of the foregoing, including reissues, re-examination and extensions worldwide. IntelGenx will undertake the formulation and development of the Product pursuant to the Agreement. Within 90 days of the completion of a pilot biostudy and delivery of the final report on the results of the pilot biostudy, the Company will have the option to continue, at its expense, any further development of the product deemed necessary for commercialization while being solely responsible financially and/or otherwise for the timely completion of all activities, necessary for the commercialization of the product. Should the Company decide to exercise such further development option, the parties shall enter into good faith negotiations in order to finalize an agreement permitting the Company to commercialize, distribute or otherwise exploit the product. Pursuant to the terms of the Agreement, the parties shall jointly make all key decisions regarding the development and commercialization of the Product with IntelGenx bearing primary responsibility for the research and development of the Product, and the Company bearing primary responsibility for the licensing, clinical testing, commercialization and partnering of the Product.

Under the terms of the Agreement, IntelGenx agreed to fund research and development in the amount of $181,500 in four categories. At March 31, 2013, the first three phases have been completed at a cost of $130,500. See table below:

Phase	$	Stage
Pre-development activities	16,500	Completed
Pre-formulation trials	6,000	Completed
Formulation development	108,000	Completed
Subtotal – Completed Phases	130,500
Pilot bio study of formulated product	51,000	Not-completed
Total	181,500

All amounts in the table above have been, or will be, incurred by IntelGenx under the terms of the Agreement, and therefore none of these research and development amounts were incurred by, or will be incurred by, the Company. Per the terms of this Agreement, the Company will be responsible for all future external costs incurred, outside of research and development, necessary for the successful commercialization of the Product.

In addition, pursuant to the agreement, the Company is required to provide IntelGenx with annual revenue sharing of 7% on the first $5 million of net sales, and 5% on net sales in excess of $5 million.

Pacific Therapeutics Ltd.
(A Development Stage Company)
Notes to Financial Statements
Three Months Ended March 31, 2013 and 2012

10. COMMITMENTS - continued

The agreement also provides that if the Company elects not to complete development of the product, IntelGenx has the option to take over and complete the project.  Should this occur, the Company is entitled to annual revenue sharing of 7% on the first $5 million of net sales and 5% on net sales in excess of $5 million.

11. SUBSEQUENT EVENTS

On April 4, 2013, the Company issued 350,000 five year stock options to purchase common shares of the company at $0.10 per share to various employees and directors and consultants. The Company used the Black-Scholes pricing model to determine the value of the options granted. The assumptions used in the Black-Scholes option pricing model for the 350,000 options granted were:

Dividend yield	0%
Expected volatility	254.04%
Risk free interest rate	1.19%
Expected life in years	5
Fair value per share	$0.10

The Company became a reporting company in British Columbia and was approved by the Canadian National Stock exchange (“CNSX”) and opened for trading on November 16, 2011. Prior to that date the Company’s share price was based on private sales and comparatively stable as compared to trading on a National Stock exchange. This has produced a significant increase in the Expected Volatility over prior years.

On May 1, 2013, the Company closed the second tranche of a non-brokered private placement and issued an additional 2,200,000 units at $0.05 per unit for gross proceeds of $110,000. When combined with the first tranche the Company has issued a total of 4,000,000 units for gross proceeds of $200,000. Each unit was comprised of one common share and one-half a purchase warrant. Each whole warrant may be exercised for $0.22 to purchase one common share for a period of two years from closing. The Company will pay finder’s fees of $6,000 and issue 260,000 finders warrants total to finders in the second tranche. The finders’ warrants have the same terms as the warrants that are part of the above Units.